UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 26, 2019 (Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or Other Jurisdiction of Incorporation)	(Commission File No)	(IRS Employer Identification Number)

1015 Third Avenue, Seattle, Washington		98104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 674-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	EXPD	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 4, 5, 6, 7, and 8, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, our mix of business, our ability to grow our market share and find profitable business, customer acceptance of rate increases associated with IMO 2020, others’ ability to predict market rates or tax rates effectively, and the effectiveness of our IT systems.

SELECTED INQUIRIES RECEIVED THROUGH NOVEMBER 8, 2019

1.	There is no longer net revenue details in each of the business segments. Am I missing the details somewhere? Or is this a change in EXPD’s reporting going forward?

We would refer you to the correspondence that was filed with the SEC on September 13, 2019, where we agreed to discontinue our presentation and discussion of that non-GAAP financial measure. However, you are still able to arrive at that metric with the information as presented in the segment tables in Note 9 of our most recent 10-Q by subtracting “Directly related cost of transportation and other expenses” from “Revenues.”

2.	Based on the last two quarters, does a tax rate of 24%-25% seem like a good range of what to expect for 2020?

We would refer you to Note 4 of our most recent 10-Q and state again that because of our experience and expectation that additional guidance and interpretations will be issued by Federal and State tax authorities, we are not providing tax rate guidance. We will, however, continue to report on the significant changes in our consolidated effective tax rate as we report our results in future periods. Our future effective tax rate will largely depend upon the mix of pretax earnings that are generated in our U.S. versus foreign operations, discrete taxable events occurring in that period, and any further interpretations and guidance issued on the 2017 Tax Act and other tax laws in the future.

3.

You said in your 10-Q that bonuses were down due to reduced senior executive management allocations, as well as unused allocations available for future development of key personnel. Will those allocations be carried over into 2020 or paid out before year-end?

To answer this question, it is important to understand that we have two bonus pools: the branch bonus pool and the executive bonus pool. The executive bonus pool is used to compensate the executive team as well as other employees based out of our corporate headquarters. This executive bonus pool was established and set at 10% of pre-tax operating income, with available total bonus dollars moving up or down as operating income fluctuates. The comments below relate to the executive bonus pool.

The 10% was established as the maximum limit, meaning that no more than 10% of pre-tax operating income may be paid out from the executive bonus pool. However, it is not required that the Company pay out the full 10%. The compensation committee of our Board of Directors approves all bonus amounts paid to senior managers from the executive bonus pool and any unused portion of the pool reduces our total compensation expense and increases our operating income.

In addition, we reduced the bonus pool allocations of each of the 23 members of the senior executive team by 3% in the first quarter of this year. This is something that occurs from time to time to enable us to invest in other staff and projects. We believe that, and have often spoken about, the need for our executives to periodically “take a smaller piece of a larger pie.”

4.	Again this quarter, net revenues grew ahead of wages and benefits. Is that related to mix of business (customs vs air)? Or is it related to the reduction in executive bonuses?

Revenues less directly related cost of transportation and other expenses growing ahead of wages and benefits is likely a result of branch and executive bonus tracking revenue growth and a deep focus on controlling costs. Our teams have been closely watching costs and we believe we have done an effective job with controlling items such as overtime and benefit costs.

The mix of business will change from time to time but unless it does so drastically, it typically does not have a significant impact on the correlation of our revenues to our wage and benefits.

5.

Given the AF volume declines overall and across regions during 2Q19, do you remain confident in EXPD’s ability to 1) take profitable share and 2) sustainable grow volumes in the event of a flat global trade growth environment? If so, what provides you with such confidence?

We continue to believe that the market remains highly diversified and that no single player controls more than 10% of the business in most lanes. Because of this, we still believe that we can grow market share, even in a declining market. From a profitability standpoint, our focus is always on gaining and servicing profitable business. The amount of profit that we are able to earn from a given shipment is largely a result of the rate at which we sell to a customer, the rate we pay to a provider, and ultimately how efficient we can be in our operations. Margins will move up and down as market conditions dictate, but profitable business is our goal and we believe that we can continue to expand our market share.

6.	What’s the update on IMO 2020? Are your customers fully prepared? Are they already being impacted? Is there likely to be much margin compression going forward?

A great deal of communication and data has been available in the market for some time now in regards to IMO 2020 (an ocean carrier requirement to use low sulfur fuel). We believe the customer base is fully aware of this additional cost to the carrier and we further believe that customers are well aware of the financial issues that many of the ocean carriers face.

It is our understanding that many carriers will begin to implement an EBAF (emergency bunker adjustment fee) in Q4 as they will need to take on the new fuel in Q4 to be compliant as of January 1, 2020. It is also important to note that multiple carriers already have ships that are in shipyards to install “scrubbers” as another option to deal with IMO 2020. The carrier’s EBAF is to help offset the costs with regards to the CAPEX or OPEX investments that are required to be compliant with IMO 2020.

We believe customers are fully aware of these activities and are prepared to pay the associated costs.

As to future margins, we prefer not to comment or provide guidance.

7.	Are you being impacted by any of the new digital initiatives for freight futures? Is that a threat to Expeditor’s business model? Is perhaps your strategic group working on anything similar?

We are not entirely sure what you are referring to when you mention a “freight futures” market. We would expect that most 3PLs are currently engaged in some sort of freight futures when they sign ocean contracts or secure space/pricing for their air product. We typically reserve space on a guaranteed basis for our ocean and air services on an annual basis.

The problem with the general approach of freight futures is that 3PLs and anyone else who would be participating in that market are looking to predict the future, which is very difficult to do. We cannot anticipate things like natural disasters and other significant events that often have a major impact on the ability to secure space at a reasonable rate. Remember, we are selling space at a market-competitive price, not selling rates with the hope of getting access to space.

If we purchase all of our space at a rate that is too high, we risk being unable to sell our services in that period and may lose customers. If we secure the space at a rate that is very low, we will look fantastic and be celebrated for our genius in predicting the market. But we won’t get this right year after year, due to unknown or unknowable circumstances. Our model remains a non-asset based one, where we sell access to space at rates that are market-competitive.

Our experience tells us that customers would not be open to the highs and lows of a predictive market. If we predicted well and achieved rates that were below market, our customers would be very happy. If we predicted wrongly and bought space well above the market, customers would just give their freight to someone who offers a lower rate.

We are certainly mindful of what these new entrants are trying to do. However, we believe the market is controlled by many market forces, and no individual or set of algorithms will find it easy to incorporate everything that can impact the market. We believe that those trying to predict the future will be wrong just as often as they are right, which does not bode well for maintaining long-term relationships with their customers.

8.

It seems that Expeditors has made the decision to run its IT platform entirely in house versus the cloud, unlike some of your competitors. Are you still committed to that strategy, or do you see yourself migrating to a cloud-based system?

Our IT strategy is aligned with our business strategy and objectives. The technology and systems (e.g., platform) driving our digital capabilities are strategically aligned with an appropriate infrastructure model to maximize performance, compliance and security. We deploy both on-premise and cloud-based delivery models based on the specific needs and opportunities for the business and our clients.

We think the proper way to think about this is that Expeditors has committed to writing its own software for core logistics services. While it is correct that much of this runs on our own servers, we’ve transitioned parts of our business to the cloud when it makes sense for Expeditors and our customers.

The value of writing our own software is that is allows us the ability to control future functionality of the systems, and also supports the concept of highly integrated systems (efficient operations).

Running these systems in the cloud can, but does not always, lead to other advantages such as a shorter time frame to bring up new environments, lower cost through leveraging resources, and driving the focus of our IT staff on writing the software systems rather than building the infrastructure.

The majority of our systems currently run in our own environment on our own servers, but we expect more of that to transition to cloud over time.

9.	What’s behind the increase in South Asia ocean net revenues YTD? Is it a shift away from China or is something else driving that?

While we cannot quantify the exact numbers from a growth perspective, we do know that we have some customers that have shifted business to South Asia as a result of trade issues between the United States and China, as well as customer attempts to diversify their supply chain to limit risks with having all or most of their production in one location.

We also suspect that some of the growth is due to having a great staff in these offices that are focused on maintaining and growing their existing book of business as we would expect with all of our offices.

We should also point out that we have always believed that it is important to have a global footprint that allows Expeditors to service customers wherever their needs may be. We think our approach to the global footprint is proving itself out well.

10.	Are you expecting any boost to productivity (and margins) from your new accounting system? Are you developing it entirely in-house or are you using third parties?

We do expect efficiency gains over time as we roll out our new accounting system. We are developing the majority of this system in-house, as it is fully integrated with our other core global operating systems.

11.	Within customs and other, can you please break out customs vs Transcon vs warehouse & distribution? How similar are their growth rates and margin profiles?

We have benefited from very good growth rates in all three services in 2019. Their growth rates and margins vary based on the nature of each service. For example, customs brokerage and import services generally has a higher margin due to the customs fee component of those services as compared to Transcon, whose margins are more comparable to our other freight services. For competitive and other reasons we do not present this information. We will continue to discuss any significant changes in these services in our quarterly reporting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

November 26, 2019	/s/ BRADLEY S. POWELL
Bradley S. Powell,
Senior Vice President and Chief Financial Officer